Exhibit 10.14

PURCHASE AND SALE AGREEMENT

By And Among

Gables of Kentridge, LLC
a Delaware limited liability company

as “Buyer”;

KENTRIDGE AT GOLDEN POND, LTD

and

GREAT-KENT, LLC

Collectively, as “Sellers”; and

STEWART TITLE GUARANTY COMPANY
____________________________

as “Escrow Agent”

Dated as of

September 11, 2014

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5.3	Absence of Conflicts	13
5.4	Consents	13
5.5	Patriot Act Compliance	13
5.6	Broker’s or Finder’s Fees	14

ARTICLE VI OTHER COVENANTS		14
6.1	Conduct of Business Prior to the Closing	14
6.2	Notification of Certain Matters	15
6.3	Title; Additional Documents	15
6.4	Other Consents	15
6.5	Inspection and Access	15
6.6	Confidentiality.	15
6.7	Publicity	16
6.8	Commercially Reasonable Efforts	16
6.9	Reports	16
6.10	Post-Closing Obligations of Seller	16
6.11	No Other Representations or Warranties.	16
6.12	Noncompetition	17
6.13	Exclusivity	17

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE		17
7.1	Accuracy of Representations and Warranties; Closing Certificate.	17
7.2	Performance of Agreement	18
7.3	No Material and Adverse Change	18
7.4	[Reserved.]	18
7.5	[Reserved.]	18
7.6	Title Insurance and Survey.	18
7.7	Other Inspections	19
7.8	Delivery of Closing Documents	19
7.9	Licenses.	19
7.10	Termination of Existing Leases & Management Agreements	19
7.11	Governmental Approvals.	19
7.12	Third-Party Consents	20
7.13	Loan Assumption Approval	20
7.14	Management Agreement	20

ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE		20
8.1	Accuracy of Representations and Warranties.	20
8.2	Performance of Agreements	20
8.3	Delivery of Closing Documents	20
8.4	Mortgage Release	20

ARTICLE IX CLOSING		20
9.1	Closing Date and Place	20
9.2	Deliveries of Seller	20
9.3	Deliveries of Buyer	21
9.4	Closing Costs	21

ARTICLE X INDEMNIFICATION		23
10.1	General	23
10.2	Indemnification by Seller	23
10.3	Indemnification by Buyer	23
10.4	Administration of Indemnification	23

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ARTICLE XI DEFAULT AND TERMINATION		24
11.1	Right of Termination	24
11.2	Remedies upon Default.	25
11.3	Specific Performance	26
11.4	Obligations Upon Termination	26
11.5	Termination Notice	26
11.6	Sole and Exclusive Remedy	26

ARTICLE XII MISCELLANEOUS		26
12.1	Further Actions	26
12.2	Notices	26
12.3	Entire Agreement	27
12.4	Binding Effect; Benefits	27
12.5	Assignment	27
12.6	Governing Law	27
12.7	Amendments and Waivers	27
12.8	Joint and Several	27
12.9	Severability	27
12.10	Headings	28
12.11	Counterparts	28
12.12	References	28
12.13	Schedules and Exhibits	28
12.14	Attorneys’ and Expert Witness Fees	28
12.15	Reserved.	28
12.16	Casualty	28
12.17	Condemnation	29
12.18	Limited Liability	29
12.19	Non-controlled Affiliates	29
12.20	Survival of Defined Terms	29
12.21	Time of Essence	29
12.22	No Third-Party Beneficiary	29
12.23	WAIVER OF JURY TRIAL	29

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SCHEDULES

Schedule 2.1(a)	Excluded Real Property
Schedule 2.2(a)	Existing Mortgage
Schedule 2.2(c)	Assumed Obligations
Schedule 2.3	Purchase Price Allocation
Schedule 4.2	Consents of Third Parties
Schedule 4.5	Judgments
Schedule 4.7	Seller’s Insurance
Schedule 4.8	Litigation
Schedule 4.14	Exceptions to Rent Roll
Schedule 4.17	Condition of the Property
Schedule 4.18	Independent Property
Schedule 4.23	Exceptions to Seller’s Ownership
Schedule 4.24	Title Encumbrances
Schedule 4.27	Loans
Schedule 4.29	Broker’s of Finder’s Fees
Schedule 7.12	Required Consents

EXHIBITS

EXHIBIT A	Legal Description of the Property
EXHIBIT B	List of Required Due Diligence Items for The Property
EXHIBIT C	List of Property Agreements
EXHIBIT D	List of Licenses Required for the Property
EXHIBIT E	Financial Statements
EXHIBIT F	Rent Roll
EXHIBIT G	Form Resident Agreement
EXHIBIT H	Outstanding Citations
EXHIBIT I	Form of Audit Letter
EXHIBIT J	Form of Guaranty
EXHIBIT K	Intentionally Omitted
EXHIBIT L	Form of Transition Period Sublease
EXHIBIT M	Form of Management Agreement
EXHIBIT N	Intellectual Property License

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated the 11th day of September, 2014, by and among: Gables of Kentridge, LLC, a Delaware limited liability company, or its successors or assigns (the “Buyer”), KENTRIDGE AT GOLDEN POND, LTD and GREAT-KENT, LLC, an Ohio limited liability company (each referred to as the “Seller” and together the “Sellers”), and STEWART TITLE GUARANTY COMPANY (the “Escrow Agent”).

RECITALS:

A.         Sellers owns that certain 91-unit assisted living and memory care property known as The Gables of KentRidge, located at 5241 Sunnybrook Road, Kent, Ohio 44240, and certain real and personal property associated therewith (the “KentRidge Facility”).

B.         Buyer desires to acquire, and Sellers are willing to convey to Buyer, the KentRidge Facility and certain real and personal property associated therewith pursuant to the terms described herein.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:

ARTICLE I
TERMINOLOGY

1.1         Defined Terms. Throughout this Agreement, wherever the term “Seller” is used, such term will apply to each Seller unless otherwise stated and will apply with respect to each Seller to the Land, the Real Property and the Property owned by that Seller, as applicable. Throughout this Agreement, wherever the terms “Land”, “Real Property”, or “Property” are used, such terms will refer to each Seller’s interest in the Land, Real Property or Property, as applicable, unless otherwise stated. The term “party” shall refer either to Buyer or to Sellers collectively. As used herein, the following terms shall have the meanings indicated:

Accrued Employee Benefits: Shall mean any accrued wages, salary, vacation or other accrued paid time off or benefits for the employees of the Property, including without limitation those employees who will continue to be employed at the Property after the Closing.

Adjustment Amount: The amount computed under Section 2.5 hereof.

Affiliate: With respect to any specified person or entity, any other person or entity which, directly or indirectly controls, is controlled by, or is under common control with, the specified person or entity.

Applicable Law: Any federal, state, municipal, county, local, foreign or other statute, law, ordinance, rule or regulation or any order, writ, injunction, judgment, plan or decree of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other.

Closing: The consummation of the purchase and sale of the Property in accordance with the terms of this Agreement on the Closing Date or at such earlier or later date and time as may be agreed upon by the parties.

Code: The Internal Revenue Code of 1986, as amended.

Documents: This Agreement, all Exhibits and Schedules hereto, and each other agreement, certificate or instrument to be delivered pursuant to this Agreement.

Due Diligence Period: The period commencing on the Effective Date and ending at 6:00 PM Eastern Time on the date which is forty-five (45) days after the Effective Date, during which time Buyer may, at reasonable times with prior notice to Seller, investigate the financial, legal, operational, environmental and all other aspects of the Property as Buyer may desire.

Effective Date: The date first written above.

Existing Manager: The entity (an Affiliate of Seller) responsible for the management of the Property as of the Effective Date.

GAAP: Generally accepted accounting principals as applied in the United States.

Knowledge: As used in this Agreement, the term “knowledge” when used to refer to the knowledge of Seller shall mean the actual knowledge of any member, site manager, or officer of Seller upon reasonable inquiry of Existing Manager and the executive director of the KentRidge Facility.

Licenses: All certificates, licenses, and permits issued by governmental authorities which are required to be held by an owner or tenant in connection with the ownership, use, occupancy, operation, and maintenance of the Property as an assisted living and memory care facility.

Lien: Any mortgage, deed to secure debt, deed of trust, pledge, hypothecation, right of first refusal, security, encumbrance, charge, claim, option or lien of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or Applicable Law.

Loss: Any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including court costs, expert witness fees and reasonable attorneys’ fees, whether or not arising out of a third-party claim.

Other Assets: The Resident Agreements, Resident Deposits, Property Agreements, Intellectual Property and all other property and assets included within the definition of "Property" in Section 2.1 of this Agreement other than Real Property and Personal Property.

Permitted Lien: Any (i) statutory liens that secure a governmentally required payment, including without limitation Taxes, not yet due, (ii) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the present use of the Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby, (iii) public utility easements of record, in customary form, to serve the Property, (iv) the Existing Mortgage, and (v) any other condition of title as may be approved by Buyer in writing prior to the end of the Due Diligence Period.

Post-Closing Licensee: The Buyer, Tenant or their designee to whom all Licenses will be transferred or otherwise obtained in accordance with Applicable Law for the operation of the Property as an assisted living and memory care facility.

Property Condition Report: The property condition report to be obtained by Buyer prior to the end of the Due Diligence Period, which details the physical condition of the Property.

Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, whether or not recorded, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties, but excluding all transfer, conveyance, intangibles, mortgage transfer, and documentary stamp taxes payable in connection with the transactions contemplated by this Agreement.

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Tenant: That entity established by Buyer to lease the Property upon purchase by the Buyer.

Title Insurer: The Title Insurer is as follows:

Stewart Title Guaranty Company

c/o Terrance Miklas

One Washington Mall- Suite 1400

Boston, MA 02108

O 617-933-2415 | M 617-293-8171 | F 617-727-8372

TMiklas@stewart.com

1.2         Additional Defined Terms. As used herein, the following terms shall have the meanings defined in the recitals or Section indicated below:

Agreed Upon Title Defects	Section 7.6(b)
Agreement	Preamble
Assumed Obligations	Section 2.2(c)
Buyer	Preamble
CERCLA	Section 4.10
Closing Date	Section 9.1
Earnest Money Deposit	Section 2.4
Environmental Laws	Section 4.10
Escrow Agent	Preamble
Escrowed Funds	Section 2.6
Existing Mortgage	Section 2.2(a)
Floor	Section 10.4(f)
Guaranty	Section 10.5
Improvements	Section 2.1(a)
Indemnified Party	Section 10.4(a)
Indemnifying Party	Section 10.4(a)
KentRidge Facility	Recital A
Land	Section 2.1(a)
Management Agreement	Section 7.14
Mortgage Holder	Section 6.14
Mortgage Release	Section 6.14
Non-controlled Affiliates	Section 12.19
OFAC	Section 4.28
Patriot Act	Section 4.28
Permitted Buyer-Assignee	Section 12.5
Permitted Exception	Section 0
Personal Property	Section 2.1(a)
Post-Closing Adjustment Amounts	Section 2.5(f)
Preliminary Adjustment Amount	Section 2.5(f)
Property	Section 2.1
Property Agreements	Section 2.1(c)
Proration Date	Section 2.5(a)
Proration Schedule	Section 2.5(a)
Purchase Price	Section 2.3
Real Property	Section 2.1(a)
Records	Section 6.10
Rent Roll	Section 4.14
Required Cure Items	Section 0
Resident Agreements	Section 2.1(d)
Resident Deposits	Section 2.1(d)
SEC	Section 6.6(c)
Seller	Preamble
Survey	Section 7.6(b)
Title Commitment	Section 3.3
Title Defect	Section 0
Title Notice	Section 0
Transaction Costs	Section 9.4
Transition Period Sublease	Section 7.9(c)

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ARTICLE II
PURCHASE AND SALE

2.1         Property. Upon and subject to the terms and conditions provided herein, at Closing, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase from Seller the following (collectively, the “Property”):

(a)          Real Property. All of Seller’s right, title, and interest in and to that certain parcel of real property consisting of land (“Land”) and all buildings, structures, fixtures and other improvements (“Improvements”) located thereon. The Land is more particularly described on Exhibit A attached to this Agreement. The Land and Improvements (collectively, the “Real Property”) shall be deemed to include all licenses, and all rights-of-way, beneficial easements and appurtenances related to the Real Property, other than as set forth on Schedule 2.1(a).

(b)          Personal Property. All furnishings, machinery, equipment, vehicles, supplies, inventory, linens, medicine, foodstuffs, consumable and other personal property of any type or description, including, without limitation, all beds, chairs, sofas, wheelchairs, tables, kitchen and laundry equipment associated with and present at the Property (collectively, the “Personal Property”).

(c)          Property Agreements. To the extent assignable, all rights of Seller in, to and under all contracts, leases, agreements, commitments and other arrangements, and any amendments, modifications, supplements, renewals and extensions thereof, used or useful in the operation of the Property made or entered into by Seller as of the Effective Date, or between the Effective Date and the Closing in compliance with this Agreement (the “Property Agreements”). Notwithstanding the foregoing, Property Agreements expressly excludes any contracts, leases, agreements, commitments and other arrangements, and any amendments, modifications, supplements, renewals and extensions entered into by Seller after the Effective Date and prior to the Closing in breach of Section 6.1, and any Property Agreements for which consents to the assignment thereof to the Buyer have not been obtained as of the Closing, unless waived by Buyer. Buyer shall have no obligation under the Property Agreements unless such Property Agreements are listed on Schedule 2.2(c).

(d)          Resident Agreements. All rights of Seller in, to and under all occupancy, residency, leases, tenancy and similar written agreements entered into in the ordinary course of business with residents of the Property, including any amendments, modifications, supplements, renewals and extensions thereof (“Resident Agreements”), and all deposits, initial service fees and advances of any kind or nature from any resident of the Property (“Resident Deposits”).

(e)          Records. True and complete copies of all the books, records, accounts, files, logs, ledgers, journals and architectural, mechanical and electrical plans and specifications pertaining to or used in the operation of the Property, however such data is stored.

(f)          Licenses. To the extent they are transferable, any and all Licenses now held in the name of the Seller, or any Affiliate(s) of the Seller, and any renewals, extensions, amendments or modifications thereof.

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(g)          Claims and Causes of Action. Rights in and to any claims or causes of action to the extent they are in the nature of enforcing a guaranty, warranty, or a contract obligation to complete improvements, make repairs, or deliver services to the Property.

(h)          Intellectual Property. Seller shall grant a cost-free limited license in the form attached hereto as Exhibit N (the “Intellectual Property License”), to use the name “Gables of KentRidge” and all trade names, trademarks, service marks, copyrights, patents, jingles, slogans, symbols, logos, inventions, computer software, operating manuals, designs, drawings, plans and specifications, marketing brochures, logos, symbols, trademarks and web sites, or other proprietary material, process, trade secret or trade right used by Seller or its Affiliates in the operation of the Property.

2.2         Assumption of Liabilities.

(a)          Buyer acknowledges that, effective as of the Closing, Buyer shall assume and undertake to pay, discharge, and perform the liabilities and obligations of Seller from and after Closing and pursuant to the terms of an assumption agreement acceptable to Buyer, under the existing loan secured by the Property identified on Schedule 2.2(a) (the “Existing Mortgage”).

(b)          Other than the Existing Mortgage, any Property Agreements assumed by Buyer and any Licenses transferred to Buyer, Buyer is assuming no liabilities attributable to the operation or ownership of the Property which accrued or occurred on or prior to the Closing, all of which Seller shall pay, discharge and perform when due. Specifically, without limiting the foregoing, Buyer shall not assume (i) any claim, action, suit, or proceeding pending as of the Closing or any subsequent claim, action, suit, or proceeding arising out of or relating to any event occurring prior to Closing, with respect to the manner in which Seller conducted its businesses on or prior to the Closing (ii) any liability for Taxes other than real property taxes from and after Closing, or (iii) any liability under any Property Agreements, except for the Assumed Obligations listed in Schedule 2.2(c).

(c)          Buyer acknowledges that, effective as of the Closing, Buyer shall assume and undertake to pay, discharge, and perform only the liabilities and obligations of Seller under the Property Agreements and Licenses listed in Schedule 2.2(c) (but not the Property Agreements which are entered into after the Effective Date hereof not in compliance with this Agreement or Property Agreements for which consents to the assignment thereof to the Buyer hereunder have not been obtained as of the Closing), to the extent such liabilities and obligations arise during and relate to any period from and after the Closing (collectively, the “Assumed Obligations”).

2.3         Purchase Price. The purchase price for the Property shall be an amount equal to FIFTEEN MILLION THREE HUNDRED SEVENTY THOUSAND AND NO/100 U.S. DOLLARS ($15,370,000.00), (the “Purchase Price”), plus or minus (whichever is applicable) the Adjustment Amount, and shall be paid by Buyer to Seller at Closing in cash via wire transfer of immediately available funds. Buyer and Seller have agreed upon an allocation of the Purchase Price for local, state and federal tax purposes as shown on Schedule 2.3; provided, however, the parties may amend the agreed upon allocation of the Purchase Price in the event an appraisal obtained prior to Closing reflects an allocation which differs by more than ten percent (10%) in any respect from the allocation set forth on Schedule 2.3.

2.4         Earnest Money Deposit. On the Effective Date, Buyer shall deposit SEVENTY-FIVE THOUSAND AND NO/100 U.S. DOLLARS ($75,000.00), and, upon the expiration of the Due Diligence Period, so long as Buyer has not terminated this Agreement, an additional SEVENTY-FIVE THOUSAND AND NO/100 U.S. DOLLARS ($75,000.00) (the “Earnest Money Deposit”) with Escrow Agent. The Earnest Money Deposit will be refunded to Buyer if Buyer terminates this Agreement prior to the expiration of the Due Diligence Period as permitted under Section 11.1(a). After the expiration of the Due Diligence Period, the Earnest Money Deposit will be non-refundable to Buyer and will be paid to Seller if this Agreement is terminated for any reason other than Buyer's termination of this Agreement under Section 6.2, Section 11.1(b), Section 11.1(c), Section 11.1(e), Section 11.1(f) , or Section 11.2(a)(i). Upon Closing, the Earnest Money Deposit shall be applied to the Purchase Price.

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2.5         Adjustment of Purchase Price.

(a)          All income and expenses (including prepaid expenses) of the Property shall be prorated on a daily basis between Seller and Buyer as of 11:59 p.m., on the date (the “Proration Date”) immediately preceding the Closing. Such items to be prorated shall include, without limitation:

(i)	Payments under Assumed Obligations;

(ii)	The amount of Accrued Employee Benefits;

(iii)	Utility charges, if any, based on utility charges for the month immediately preceding the Closing;

(iv)	Real property taxes, which for the year 2014 shall be pro-rated based upon the actual 2014 tax amounts, if available, and if not, available, then upon the estimated assessed value of $15,370,000 for 2014 and applying either (a) the 2014 tax rate, or (b) to the extent the 2014 tax rate is unavailable, the 2013 tax rate. Should actual taxes for the current year vary from estimated taxes, each party shall have the right to demand and receive from the other a re-proration of taxes and reimbursement for the prorated amount or variation thereof up to one (1) year after Closing; and

(v)	Any loan reserve balances in excess of $90,000 held by the Mortgage Holder and related to the Existing Mortgage (the “Loan Reserve Excess”); provided, however, that Buyer shall be entitled to utilize the Loan Reserve Excess to remediate any deficiencies identified in the Property Condition Report.

Buyer and Seller shall prepare a proposed schedule (the “Proration Schedule”) prior to Closing, that shall include the items listed above and any other applicable income and expenses with regard to the Property. Seller and Buyer will use all reasonable efforts to finalize and agree upon the Proration Schedule at least two (2) business days prior to Closing.

(b)          Any escrow accounts held by any utility companies, and any cash deposits made by Seller or Seller’s Affiliates prior to Closing to secure obligations under Assumed Obligations shall be either paid to Seller or, if assigned to Buyer, Seller shall receive a credit at Closing for any such deposits.

(c)          With respect to any amounts held by Seller in a resident escrow or trust account under any Property Agreement, at or promptly following Closing, Seller shall return the same to the depositor thereof (to the extent the amounts held in any such accounts have not been applied against amounts owing by the depositor thereof in accordance with the terms of the applicable Property Agreement). With respect to any cash security or other deposits actually held by Seller pursuant to the Property Agreements (i.e., other than amounts held in a resident escrow or trust account), at Closing Seller shall credit Buyer for all such deposits (to the extent such security or other deposits have not been applied against delinquent amounts owing under such Property Agreements as provided therein).

(d)          Seller shall receive all income from and shall be responsible for all expenses of the Property attributable to the period prior to the Proration Date, unless otherwise provided for in this Agreement. In the event Buyer receives any payment from a tenant for rent due for any period prior to the Proration Date or payment of any other receivable of Seller, Buyer shall forward such payment to Seller. To the extent not prorated as of Closing, payments received by Seller shall be first applied by Buyer and Seller to those amounts which were billed first.

(e)          Buyer shall receive all income from and shall be responsible for all expenses of the Property attributable to the period from and after the Proration Date, unless otherwise provided for in this Agreement. In the event Seller or Seller’s Affiliates receive any payment from a tenant for rent due for any period from and after the Proration Date, Seller shall forward such payment to Buyer.

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(f)          The parties agree that any amounts that may become due under this Section 2.5 shall be paid at Closing as can best be determined (such amount, the “Preliminary Adjustment Amount”). A post-Closing reconciliation of pro-rated items shall be made by the Buyer and Seller within ninety (90) days after Closing and any amounts due at that time shall be promptly forwarded to the respective party in a lump sum payment. Any additional amounts which may become due after such determination shall be forwarded at the time they are received. Any amounts due under this Section 2.5 which cannot be determined within ninety (90) days after Closing shall be reconciled as soon thereafter as such amounts can be determined. Any amounts due under this Section 2.5 after the Closing shall be referred to as the “Post-Closing Adjustment Amounts”. Buyer and Seller agree that each shall have the right to audit the records of the other for up to one (1) year following Closing in connection with any such post-Closing reconciliation.

(g)          Buyer shall receive a credit towards the Purchase Price for the Accrued Employee Benefits and any other obligations as otherwise expressly agreed by the Buyer and Seller.

(h)          This Section 2.5 shall survive the Closing.

2.6  Escrow Agent.

(a)          By its execution and delivery of this Agreement, Escrow Agent agrees to be bound by the terms and conditions in Section 2.4 of this Agreement to the extent applicable to its duties, liabilities and obligations as “Escrow Agent.” Escrow Agent shall hold and dispose of the funds deposited with the Escrow Agent pursuant to this Agreement (“Escrowed Funds”) in accordance with the terms of this Agreement. Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Escrowed Funds for any reason other than Escrow Agent’s breach of contract, willful misconduct or gross negligence. Escrow Agent shall be reimbursed by Buyer and Seller for all out-of-pocket costs and expenses incurred in connection with its obligations hereunder with each Buyer and Seller being responsible for ½ of the amounts due Escrow Agent unless due to the default of one particular party under this Agreement, in which case all of the out-of-pocket costs shall be attributable to the Party at fault. If Escrow Agent is in doubt as to its duties or obligations with regard to the Escrowed Funds, or if the Escrow Agent receives conflicting instructions from Buyer and Seller with respect to the Escrowed Funds, the Escrow Agent shall not be required to disburse the Escrowed Funds and may, at its option, continue to hold the Escrowed Funds until both Buyer and Seller agree as to their disposition, or until a final judgment is entered by a court of competent jurisdiction directing their disposition, or the Escrow Agent may interplead the Escrowed Funds in accordance with the laws of the State of Ohio. Escrow Agent shall not be responsible for the preservation of principal or any interest on the Escrowed Funds except as is actually earned, or for the loss of any interest or principal resulting from the withdrawal of the Escrowed Funds prior to the date interest is posted thereon.

(b)          The Escrow Agent may resign upon written notice to the Seller and Buyer. If a successor escrow agent is not appointed by the Seller and Buyer within this thirty (30) day period, the Escrow Agent may, but shall have no duty to, petition a court of competent jurisdiction to name a successor. If no successor escrow agent is appointed within thirty (30) days after such written notice, the Escrow Agent may withhold performance by it pursuant to Section 2.6(a) until such time as a successor escrow agent is appointed and, at such time, the Escrow Agent shall deliver the Escrowed Funds or other documents, instruments or items, if any, delivered to the Escrow Agent hereunder to any such successor escrow agent; provided, however, the Escrow Agent shall act in accordance with any joint written instructions from the Seller and Buyer.

(c)          The Escrow Agent may be removed, with or without cause, by the Buyer and Seller acting jointly at any time by providing written notice to the Escrow Agent.

(d)          This Section 2.6 shall survive the Closing or the expiration or any termination of this Agreement.

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ARTICLE III
DUE DILIGENCE PERIOD

3.1         Due Diligence Period. During the Due Diligence Period, Buyer shall have the right to a complete physical inspection of the Property as the Buyer deems appropriate to review and evaluate the Property, the nature and extent of the Property, and operations of the Property, and all rights and liabilities related thereto and shall provide Phil Daetwyler (or such other person as may be designated by Seller) at least two (2) business days’ notice of each and every inspection, Property Agreement correspondence, license application, transfer or assignment (the “Due Diligence Coordination Notice”). Buyer acknowledges that Seller desires to keep the sale and terms of the sale confidential and out of the knowledge of certain of its employees until Closing. In consideration of the execution of this Agreement, Seller agrees to cause to be provided to or made available to Buyer, at no cost to Buyer, all items requested on the attached Exhibit B, via electronic mail submission or electronic data room, in an electronic format from which Buyer can generate an accurate and complete paper copy that is both legible and suitable for inspection and review. Buyer may request that other items be provided by Seller in addition to those specifically listed in Exhibit B, which items shall be mutually agreed upon by the Buyer and Seller in their reasonable discretion. During the Due Diligence Period, Buyer shall have reasonable access to the Property at all reasonable times during normal business hours for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that, (a) Buyer will give Seller prior notice of any such inspection or test in accordance with the Due Diligence Coordination Notice and (b) all such tests shall be conducted by Buyer in compliance with Buyer’s responsibilities set forth in Section 3.2 below. In the course of its investigation of the Property, Buyer may make inquiries to third parties such as Existing Manager, parties to Property Agreements and municipal, local and other government officials and representatives; provided that Buyer shall not contact any parties to Property Agreements (other than the applicable Seller or the Existing Manager) without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Buyer may contact and file permit applications with any governmental authorities required to obtain the permits and approvals described in Section 7.8(a) hereof subject to the Due Diligence Coordination Notice. Seller shall cooperate with Buyer’s due diligence during normal business hours so long as Buyer conducts such due diligence during normal business hours and is not disruptive to the operation of Seller’s business at the Property.

3.2         Buyer’s Responsibilities. In conducting any inspections, investigations or tests of the Property, Buyer shall (i) not unreasonably disturb the tenants or interfere with their use of the Property; (ii) not materially or unreasonably interfere with the operation and maintenance of the Property; (iii) not materially damage any part of the Property or any personal property owned or held by any tenant or any third party; (iv) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (v) comply in all material respects with all Applicable Laws; and (vi) not permit any Liens to attach to the Property by reason of the exercise of its rights hereunder.

3.3         Title Commitment. Within five (5) days after the execution of this Agreement, Buyer shall order commitments for owner’s policies of title insurance (the “Title Commitment”) issued by the Title Insurer covering fee simple title to the Property, in which the Title Insurer shall agree to insure, in such amount as Buyer deems adequate, merchantable title to such interests free from the Schedule B standard printed exceptions (to the extent Buyer complies with the necessary requirements to remove them such as obtaining an appropriate ALTA survey) and all other exceptions except for (i) exceptions which, under applicable state rules and regulations, cannot be deleted or modified and (ii) Permitted Exceptions, with such endorsements as Buyer shall reasonably require and with insurance coverage over any “gap” period. Such Title Commitments shall have attached thereto complete, legible copies of all instruments noted as exceptions therein, and shall be delivered promptly to Buyer upon receipt by Seller. Buyer shall furnish Seller with a copy of the title commitment and attachments, and all subsequent revisions thereof, promptly upon receipt of same. Seller will provide Buyer with copies of any existing boundary surveys for the Property. Buyer may order one or more boundary surveys for the Property (the “Survey”) prepared by a registered land surveyor or surveyors satisfactory to Buyer.

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If (i) any update to the Title Commitments reflect any exceptions to title other than Permitted Liens which are not acceptable to Buyer in Buyer’s sole discretion, or (ii) the Survey to be obtained by Buyer pursuant to this Section discloses anything not acceptable to Buyer in Buyer’s sole discretion, or (iii) at any time prior to the Closing, title to Seller’s interests in the Property is encumbered by any exception to title other than Permitted Liens, which was not on the initial Title Commitment for the Property and is not acceptable to Buyer in Buyer’s sole discretion (any such exception or unacceptable statement of fact being referred to herein as a “Title Defect”), then Buyer shall, on or before the earlier of five (5) days before the end of the Due Diligence Period or ten (10) days following receipt of such Title Commitment, as the case may be, give Seller written notice of such Title Defect (the “Title Notice”). Such Title Notice shall include a copy of the relevant Title Commitment and copies of the exceptions. Any exception to title that is (x) disclosed in the Title Commitment, or (y) identified on a Survey, which, in either case, is not identified as a Title Defect in the Title Notice, shall be deemed to be a “Permitted Exception” for purposes of this Agreement. Seller shall, within ten (10) days after receipt of any such Title Notice, notify Buyer whether Seller will take the action necessary to remove the Title Defects. On or before the Closing, Seller shall provide Buyer with reasonable evidence of removal of the items it notifies Buyer that it will cure (the “Agreed Upon Title Defects”). Notwithstanding anything contained herein to the contrary, the following items (the “Required Cure Items”) must be cured prior to or at Closing (with Seller having the right to apply the portion of the Purchase Price allocated to either such party pursuant to Section 2.3 hereof, or a portion thereof, for such purpose): (w) all mechanics’, materialmen’s, repairmen’s, contractors’ or other similar Liens which encumber the Property as of the Effective Date created by, through or under Seller or which may be filed against the Property after the Effective Date created by, through or under Seller and on or prior to the Closing Date (x) all mortgages, security deeds, and other security instruments, except for the Existing Mortgages, (y) all Taxes due and payable, and (z) all judgments against the Seller which may constitute a Lien.

All Title Expenses shall be paid by the parties in accordance with Section 9.4 hereof. “Title Expenses” shall include all costs and expenses of obtaining the Survey and Title Commitment, together with any endorsements required by any lender financing the Buyer’s acquisition of the Property. “Title Expenses” shall exclude any costs and expenses incurred or required to be incurred to cure any Title Defects or Required Cure Items.

3.4         Continuing Diligence and Inspection Rights. Following the expiration of the Due Diligence Period, and prior to the Closing or any earlier termination of this Agreement, at reasonable times and upon reasonable notice, Buyer or Buyer’s agent(s), consultants, or other retained professionals shall have the right, at Buyer’s expense, to perform or complete such further inspections and assessments of the Property as Buyer deems necessary or desirable to comply with Buyer’s internal requirements or the requirements of Buyer’s lenders, investors, or members, including, without limitation, further inspection of environmental and structural aspects, assessments of the compliance of the Property with all Applicable Laws, and customary pre-closing walk-throughs. Notwithstanding the foregoing, all such inspections and assessments by Buyer shall be subject to the terms and conditions of Section 3.2 above and shall not extend Buyer’s rights to terminate this Agreement pursuant to Section 11.1(a) hereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the Effective Date and as of the Closing as follows:

4.1         Organization; Good Standing. Seller is validly existing and in good standing under the laws of the State of Ohio, with all requisite company power and authority to carry on its business in the manner and in the location in which such business has been and is now being conducted, to execute and deliver this Agreement, and to perform its obligations hereunder. Seller has the full right, power and authority and has obtained any and all consents required to enter into this Agreement, all of the documents to be delivered by Seller at the Closing and to consummate or cause to be consummated the transactions contemplated hereby.

4.2         Consent of Third Parties. Except as otherwise set forth on Schedule 4.2, no consent or approval of any third party is required as a condition to the entering into, material performance or material delivery of this Agreement by Seller other than such consent as has been previously obtained or will be obtained as of Closing.

4.3         Authority; Enforceability. The execution and delivery of this Agreement has been duly authorized by Seller, and this Agreement constitutes the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms.

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4.4         Absence of Conflicts. Subject to obtaining the consents and approvals under the Existing Mortgage and as described on Schedule 4.2, neither the execution, delivery or performance of this Agreement will (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate, or accelerate any obligation under, the provisions of the articles of organization or operating agreement of Seller and/or its Affiliates, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller and/or its Affiliates is bound or affected, the Property Agreements or any Applicable Law.

4.5         No Judgments. Except as set forth on Schedule 4.5, there are no judgments presently outstanding and unsatisfied against the Property, the Seller or any of Seller’s assets.

4.6         No Governmental Approvals. Other than any Licenses that will be received by, transferred to or assigned to Buyer at or before closing, to the knowledge of Seller no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by Seller of this Agreement or the taking of any action contemplated by this Agreement, which has not been obtained and such failure would have a material adverse effect on the Buyer or the Property.

4.7         Insurance. Schedule 4.7 sets forth an accurate summary of all general liability, fire, theft, professional liability and other insurance maintained with respect to the Property, currently and for the last three (3) years. Neither Seller, nor to Seller’s Knowledge, Existing Manager has taken any action or failed to act in a manner, including the failure of Seller or Existing Manager to give any notice or information, which would limit or impair the rights of Seller or Existing Manager under such insurance policies. Seller shall provide Buyer with current loss runs within fifteen (15) days after the end of each month from the Effective Date until the Closing. Prior to Closing Seller will promptly notify Buyer of any potential losses or claims that may be covered by the insurance.

4.8         Litigation. Except as set forth on Schedule 4.8, there is no pending or, to Seller’s Knowledge, considered or threatened judgment, litigation, proceeding, investigation or inquiry (by any person, governmental or quasi-governmental agency or authority or otherwise) to which Seller or the Property is a party, including without limitation, litigation brought by Seller against any third party.

4.9         Compliance with Laws. The Property has been constructed and has been and is presently used and operated in compliance in all respects with, and in no way in violation of, any Applicable Laws affecting the Property or any part thereof. Neither the Seller nor the Existing Manager has received notice of any violation of any Applicable Laws.

4.10       Environmental Matters. Except for any biohazards which have been handled and disposed of in accordance with the Laws, to Sellers’ Knowledge neither Seller nor Existing Manager has generated, stored or disposed of any hazardous substance at or on the Property, and other than any condition which may have been previously disclosed to Seller and included in any Phase I or Phase II tests conducted by Seller prior to the Purchase of the Real Property, Seller has no Knowledge of any previous or present generation, storage, disposal or existence of any hazardous substance at or on the Property other than in accordance with all Applicable Laws. The term “hazardous substance” shall mean “hazardous waste,” “toxic substances,” “petroleum products,” “pollutants,” or other similar or related terms as defined or used from time to time in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) (42 U.S.C. §§ 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6921, et seq.), similar state laws, and regulations (the “Environmental Laws”) adopted thereunder. Neither Seller, nor, to Seller’s Knowledge, Existing Manager, has filed or been required to file any notice reporting a release of any hazardous substance into the environment, and no notice pursuant to Section 103(a) or (c) of the CERCLA, 42 U.S.C. § 9601, et seq. or any other Environmental Law has been or was required to be filed. Neither Seller, nor, to Seller’s Knowledge, Existing Manager, has received any notice letter under any Environmental Law or any notice or claim, and there is no investigation pending, contemplated, or to Seller’s Knowledge threatened, to the effect that Seller or Existing Manager is or may be liable for or as a result of the release or threatened release of hazardous substance into the environment or for the suspected unlawful presence of any hazardous waste on the Property.

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4.11         Assessments. Except as may be disclosed in the Title Commitment, to Sellers’ Knowledge there are no special or other assessments for public improvements or otherwise now affecting the Property, now pending or threatened special assessments affecting the Property, and no contemplated improvements affecting the Property that may result in special assessments affecting the Property.

4.12         Property Agreements. The Property Agreements listed on Exhibit C hereto are in full force and effect and are all of the agreements relating to or affecting the Property. Seller is not in default of any of its obligations under any of the Property Agreements, and Seller has no Knowledge of any default on the part of any other party thereto.

4.13         Licenses. Exhibit D attached hereto is a true and complete list of all Licenses held by the Seller. The Licenses listed on Exhibit D are valid and no material violations exist with respect to such Licenses. No other Licenses are required to be held by the Seller for the lawful ownership, use, occupancy, operation and maintenance of the Property as an assisted living and memory care facility. No applications, complaints or proceedings are pending or, to the Knowledge of Seller, contemplated or threatened which may (i) result in the revocation, modification, non-renewal or suspension of any License or of the denial of any pending applications, (ii) the issuance of any cease and desist order, or (iii) the imposition of any fines, forfeitures, or other administrative actions with respect to the Property or its operation. A list of all unsatisfied or otherwise outstanding citations with respect to the Property or its operation is shown on Exhibit H.

4.14         Resident Agreements. Except as otherwise noted on Schedule 4.14, the rent roll attached hereto as Exhibit F (the “Rent Roll”) is true and complete, and no Resident Agreement currently in effect with respect to the Property contains any material financial concession from the standard form of Resident Agreement for the Property attached hereto as Exhibit G. To Sellers’ Knowledge, Seller is not in default under any of its material obligations under any Resident Agreement or any lease, and, except as set forth on the Rent Roll, Seller has no Knowledge of any material default on the part of any other party thereto. All of the Resident Agreements identified on the Rent Roll are currently in full force and effect as of the date of the Rent Roll.

4.15         Medicare; Medicaid. No portion of the income from any Property is attributable to Medicare, Medicaid or any public or private third party payor or other program, except for certain payment from private insurers pursuant to long-term care policies. All billing practices of Seller and Existing Manager with respect to private insurance companies have been in compliance with all Applicable Laws.

4.16         Condemnation. Neither Seller nor Existing Manager has received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding, with respect to all or any portion of the Property.

4.17         Condition of Property.

(a)          Real Property. Except as described on Schedule 4.17, with regard to the Property, to Seller’s Knowledge: (i) there are no material structural defects, (ii) there is no insect or rodent infestation, (iii) the roof is free of leaks, (iv) there are no leaks in the foundation, (v) there are no toxic mold or mold-related problems, and (vi) all mechanical and utility systems servicing the Real Property are in good condition and proper working order, free of material defects and in substantial compliance with all Applicable Laws.

(b)          Personal Property. Except as described on Schedule 4.17: (i) the Personal Property comprises all material assets, rights or property used in the operation of the assisted living facility located on the Real Property and constitutes all of the personal property used or required for the operation of the Property as an assisted living facility, and (ii) to Seller’s Knowledge all of the Personal Property is in good condition, working order and repair (ordinary wear and tear excepted).

(c)          Intellectual Property. Except as described on Schedule 4.17, to Sellers’ Knowledge the Intellectual Property comprises all material assets, rights or property used in operation of the operation of the assisted living facility located on the Real Property and constitutes all the intellectual property used for the operation of the Property as an assisted living facility.

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4.18         Independent Property. Except as described on Schedule 4.18, to Sellers’ Knowledge the Property is an independent unit which does not rely on facilities (other than facilities of public utility, sewer and water companies) located on any property not included in the Property (i) to fulfill any zoning, building code, or other municipal or governmental requirement, or (ii) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to, electric, plumbing, mechanical, heating, ventilating and air conditioning systems. No building or other improvements not included in the Property relies on any part of the Property to fulfill any zoning, building code, or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities.

4.19         Full Disclosure. To Sellers’ Knowledge none of the representations or warranties in this Agreement by Seller, any descriptive information concerning the Property set forth in this Agreement, or any Schedule or Exhibit attached hereto and referenced herein contains any untrue statement of a fact or omits to state a fact necessary to make the statements of fact contained therein not misleading.

4.20         Financial Statements. The following documents attached hereto as Exhibit E, and to be provided again at Closing, are substantially true, complete and correct in all material respects: (i) detailed operating statements for Seller’s period of ownership of the Facility; and (ii) current accounts receivable.

4.21         Zoning. Except as provided on Schedule 4.21, to Seller’s Knowledge the current use of the Property is permitted under the applicable municipal zoning ordinances, or special exceptions, variances, or conditions thereto, and the Property complies, to the extent required (including any waiver or grandfathering), with all conditions, restrictions and requirements of such zoning ordinances and all amendments thereto.

4.22         FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Regulations issued thereunder.

4.23         Interests; Title. Except as described on Schedule 4.23, Seller owns one hundred percent (100%) of the ownership interest in the Property, free and clear of all Liens except Permitted Exceptions and Permitted Liens. There are no outstanding options or other rights to purchase or otherwise acquire any ownership interest in the Property.

4.24         Title Encumbrances. Except as described on Schedule 4.24, Seller is not in default under any of its material obligations under any recorded agreement, easement or instrument encumbering title to the Property, and Seller has no Knowledge of any material default on the part of any other party thereto.

4.25         Affordable Housing Units. To Seller’s Knowledge, no bedroom or unit in the Property is leased or reserved for lease as an affordable housing unit or for low- or moderate-income residents. The Property is not required to lease or reserve any unit or bedroom as an affordable housing unit or bedroom or for low-income or moderate-income residents pursuant to a presently existing agreement or Applicable Law.

4.26         No New Survey Matters. Since the dates of the most recent surveys for the Real Property (complete and accurate copies of which have been or will be provided to Buyer, to Seller’s Knowledge no new survey matters have arisen in connection with the Real Property which would otherwise be required under the applicable ALTA/ACSM standards to be shown thereon.

4.27         Loans. Except for the Existing Mortgage, and as otherwise described on Schedule 4.27, there are no loans secured by the Property.

4.28         Patriot Act Compliance. To the extent applicable to Seller, to Seller’s Knowledge Seller has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such laws are applicable to Seller. Seller is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, nor is it a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

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4.29         Broker’s or Finder’s Fees. Except as provided on Schedule 4.29, no agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Seller or any Affiliate of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement. This Section 4.29 shall survive the Closing or the expiration or any termination of this Agreement.

4.30         Insolvency. Neither Seller nor any of its Affiliates have, and to Seller’s Knowledge, Existing Manager has not (i) commenced a voluntary case or had entered against them a petition for relief under any Applicable Law relative to bankruptcy, insolvency, or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state or foreign judicial or non-judicial proceeding to hold, administer, and/or liquidate all or substantially all of their respective assets, (iii) had filed against them any involuntary petition seeking relief under any Applicable Law relative to bankruptcy, insolvency, or other relief to debtors which involuntary petition is not dismissed within sixty (60) days, or (iv) made a general assignment for the benefit of creditors.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Effective Date and as of the Closing as follows:

5.1         Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power to own, operate, and lease the Property and carry on business as it is now being conducted and as the same will be conducted following the Closing.

5.2         Authorization and Binding Effect of Documents. The execution and delivery of this Agreement has been duly authorized by Buyer, and this Agreement constitutes the valid and binding obligation and agreement of Buyer, enforceable in accordance with its terms (subject to the effect of bankruptcy, insolvency fraudulent conveyance, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally, and to limitations imposed by general principles of equity, whether applied by a court of law or of equity).

5.3         Absence of Conflicts. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, will (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate, or accelerate any obligation under, the provisions of the articles of organization or operating agreement of Buyer and/or its Affiliates, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer and/or its Affiliates is bound or affected, or any Applicable Law to which Buyer and/or its Affiliates is subject.

5.4         Consents. The execution, delivery and performance by Buyer and/or its Affiliates of this Agreement and the other Documents, and consummation by Buyer and/or its Affiliates of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body, or the consent, waiver or approval of any other person or entity, excluding consents that Seller is obligated to obtain under Section 7.12 below.

5.5         Patriot Act Compliance. To the extent applicable to Buyer, to Buyer’s actual knowledge upon reasonable inquiry, Buyer has complied in all material respects with the Patriot Act and the regulations promulgated thereunder, and the rules and regulations administered by OFAC, to the extent such laws are applicable to Buyer. Buyer is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, nor is it a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

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5.6         Broker’s or Finder’s Fees. No agent, broker, investment banker, or other person or firm acting on behalf of Buyer or any of its Affiliates or under its authority, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement. This Section 5.6 shall survive the Closing or the expiration or any termination of this Agreement.

ARTICLE VI
OTHER COVENANTS

6.1         Conduct of Business Prior to the Closing. Seller covenants and agrees that from the Effective Date through the Closing, unless Buyer otherwise consents in writing, Seller, its Affiliates and Existing Manager shall:

(a)          Operate the Property in the ordinary course of business, including (i) incurring expenses consistent with the past practices and in accordance with the duties of Seller under this Agreement, (ii) using commercially reasonable efforts to preserve the Property’s present business operations, organization and goodwill and its relationships with residents, customers, employees, advertisers, suppliers and other contractors, and (iii) maintaining the Licenses listed on Exhibit D.

(b)          Operate the Property and otherwise materially conduct business in accordance with the terms or conditions of the Licenses listed on Exhibit D, all Applicable Laws having jurisdiction over any aspect of the operation of the Property and all applicable insurance requirements.

(c)          Maintain the books and records for the Property.

(d)          Timely comply in all material respects with the Property Agreements.

(e)          Not sell, lease, grant any rights in or to or otherwise dispose of, or agree to sell, lease or otherwise dispose of, the Property in whole or in part, except to residents of the facility in the ordinary course of business using a form of resident agreement agreed upon by Seller and Buyer.

(f)          Take commercially reasonable efforts to maintain the Personal Property currently in use in reasonably good operating condition and repair, except for ordinary wear and tear, in a manner consistent with past practices.

(g)          Perform all covenants, terms, and conditions and make all payments in a timely fashion, under the Existing Mortgage and any loans listed on Schedule 4.27.

(h)          Not amend or modify the Property Agreements or take or fail to take any action thereunder outside the ordinary course of Seller’s business.

(i)          Subject to Section 12.16 below and as otherwise allowed by the Existing Mortgage from any reserves being currently held by the Mortgagee, not make any alterations or improvements to the Property or make any capital expenditure with respect to the Property in excess of ONE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($100,000.00) other than those that are required by Applicable Law or that are necessary to preserve the coverage under or comply with the terms of any insurance policy with respect to the Property.

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(j)          Not enter into any agreement which calls for annual payments in excess of FIFTY THOUSAND AND NO/100 U.S. DOLLARS ($50,000.00) or for a term in excess of one year, unless such agreement can be terminated upon not more than sixty (60) days prior written notice without the payment of any termination fee or penalty payment, unless otherwise approved in writing by Buyer.

(k)          Provide the Buyer with a current Rent Roll on the first day of each month.

6.2         Notification of Certain Matters. Seller shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to Seller (each, a “Notice Letter”), of (i) the occurrence, or failure to occur, of any event that would be likely to cause any of its respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the Effective Date to the Closing, and (ii) any failure to comply with or satisfy, in any material respect, any covenant, condition, or agreement to be complied with or satisfied under this Agreement. Upon receipt of a Notice Letter by Buyer pursuant to this Section 6.2, Buyer shall be entitled to terminate this Agreement by providing written notice to Sellers and Escrow Agent within ten (10) days after receipt of the Notice Letter. In the event this Agreement is terminated pursuant to this Section 6.2, the Earnest Money Deposit shall be refunded to Buyer, whereupon, except as provided for herein, this Agreement and all rights and obligations of the parties hereunder shall be null and void. If the Closing still occurs after Buyer’s receipt of the Notice Letter, then Buyer shall be deemed to have waived any claim hereunder with respect to the matter discussed in such Notice Letter. If, prior to Closing, either Buyer or Seller obtains Knowledge of any matter that causes the representations or warranties of the other party contained in this Agreement to be untrue or inaccurate in any material respect, such party shall promptly notify the other party thereof in writing.

6.3         Title; Additional Documents. At the Closing, Seller shall transfer and convey to Buyer good and indefeasible fee simple title to the Property, free and clear of any Liens except Permitted Exceptions and Permitted Liens. At the Closing, all warranties and guaranties, to the extent assignable or transferable, relating to the Property shall be transferred by Seller to and shall be held and owned by Buyer. Except for the representations, warranties and obligations of Seller provided in this Agreement, at Closing, Seller is transferring the Property to Buyer “As-Is-Where-Is” and with all faults.

6.4         Other Consents. Seller shall obtain the material consents or waivers to the transactions contemplated by this Agreement required under the Property Agreements.

6.5         Inspection and Access. Seller shall, commencing on the Effective Date of this Agreement, open the assets, books, accounting records, correspondence and files of Seller (to the extent related to the operation of the Property) for examination by Buyer, its officers, attorneys, accountants and agents, with the right to make copies of such books, records and files or extracts therefrom. Subject to the Due Diligence Coordination Notice, such access will be available to Buyer during normal business hours, upon notice, in such manner as will not unreasonably interfere with the conduct of the business of the Property. Seller will make available to Buyer such additional data and other available information regarding the Property as Buyer may reasonably request. Those books, records and files which relate to the Property that are not transferred to Buyer shall be preserved and maintained by Seller for two (2) years after the Closing, or such greater amount of time required by Applicable Law, and those books, records and files relating to the Property the possession of which is being transferred to Buyer hereunder shall be maintained and preserved by Buyer for a period of two (2) years after the Closing, or such greater amount of time required by Applicable Law.

6.6         Confidentiality.

(a)          Confidential Information. Any and all nonpublic information, documents, and instruments delivered to Buyer by Seller or its agents or Affiliates and any and all nonpublic information, documents, and instruments delivered to Seller by Buyer or its agents or Affiliates, including, without limitation, this Agreement, the Documents and all agreements referenced herein, are of a confidential and proprietary nature. Buyer and Seller agree that prior to Closing, each will maintain the confidentiality of all such confidential information, documents or instruments delivered to each by the other party or its agents in connection with the negotiation of, or in compliance with, this Agreement, and only disclose such information, documents, and instruments to their duly authorized officers, directors, representatives and agents, or as otherwise required by Applicable Law. Buyer and Seller further agree that if the transactions contemplated hereby are not consummated and this Agreement is terminated, each will return all such documents and instruments and all copies thereof in their possession to the other party. This Section 6.6(a) shall only survive Closing as to Seller (and not Buyer) but shall survive as to both Seller and Buyer in the event this Agreement is terminated prior to Closing.

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(b)          Confidentiality of Agreement. Seller and Buyer will not disclose the terms or existence of this Agreement to any third party without the prior written consent of the other party or its agents, except that Seller and Buyer may disclose such terms to their respective attorneys, accountants, consultants, engineers, other advisers, members, shareholders, lenders, the Buyer’s potential investors or lenders, and as required by Applicable Law or by Section 7.9 without such prior written consent. This Section 6.6(b) shall survive Closing and shall survive in the event this Agreement is terminated prior to Closing with respect to the Seller.

(c)          Permitted Uses of Information. Notwithstanding the forgoing, nothing in this Section 6.6 shall prevent the Buyer from making any disclosure regarding this Agreement to the Securities and Exchange Commission (the “SEC”) necessary to comply with any reporting, disclosure, or filing requirements imposed upon the Buyer by the SEC.

(d)          Irreparable Harm. Seller and Buyer recognize that any breach of this Section 6.6 would result in irreparable harm to the other party; therefore, the Seller or the Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of proving actual damages or posting a bond, cash or otherwise, in addition to all of other legal and equitable remedies.

6.7         Publicity. Seller agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of Buyer, except as required by Applicable Law.

6.8         Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to satisfy any condition for which such party is responsible hereunder and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

6.9         Reports. Seller shall file on a current and timely basis until the Closing, all reports and documents required to be filed with respect to the Licenses. True and complete copies of all such reports filed as of the Effective Date and continuing through the Closing shall be promptly supplied to Buyer by Seller.

6.10       Post-Closing Obligations of Seller. Following Closing, at no out-of-pocket cost to Seller, Seller shall use, and shall cause Seller’s Affiliates to use, reasonable diligent efforts to cooperate with Buyer and its Affiliates to (a) confirm that all Licenses are obtained and held by the proper entity for operation of the Property, and (b) to the extent not previously transferred to Buyer, to provide any records in Seller’s custody or control which may be requested of Buyer by any authorized governmental agency. Further, upon Buyer’s request, for a period of one (1) year after Closing, Seller shall make the operating statements and any and all books, records, correspondence, financial data, leases, delinquency reports and all other documents and matters maintained by Seller or its agents and relating to receipts and expenditures pertaining to the Property for the three (3) most recent full calendar years and the current calendar year (collectively, the “Records”) available to Buyer for inspection, copying and audit by Buyer's designated accountants, and at Buyer's expense. This Section 6.10 shall survive the Closing.

6.11       No Other Representations or Warranties.

(a)          Buyer agrees that, except for the representations and warranties made by Seller and expressly set forth in this Agreement, neither the Seller nor any of its Affiliates or its respective representatives have made (and shall not be construed as having made) to Buyer or any representatives thereof any representation or warranty of any kind.

(b)          Seller agrees that, except for the representations and warranties made by Buyer and expressly set forth in this Agreement, neither Buyer nor any of its Affiliates or its representatives have made (and shall not be construed as having made) to Seller or to any of Seller’s Affiliates or any respective representatives thereof any representation or warranty of any kind.

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6.12         Noncompetition. After the Closing, Seller and Seller’s Affiliates shall not directly or indirectly (unless acting in accordance with Buyer’s written consent) own, manage, operate, finance or participate in the ownership, management, operation or financing of, or permit its name to be used by or in connection with, any “competitive business or enterprise” located within a ten (10) mile radius of the Real Property for a period of five (5) years following the Closing Date. For purposes of this Section 6.12, the term “competitive business or enterprise” shall mean a nursing home, memory care facility, independent living facility, or assisted living facility. This Section 6.12 shall survive Closing.

6.13         Exclusivity. From and after the Effective Date, Seller shall not take any action, directly or indirectly, to encourage, initiate or engage or participate in discussions or negotiations with, or provide any information to, any party, other than Buyer, concerning a potential transaction involving the purchase and sale of the Property, the purchase and sale of all or substantially all of the ownership interest of Seller, or any transaction similar to the foregoing. The provisions of this Section 6.13 shall not survive the termination or Closing of this Agreement.

6.14         Existing Mortgage. The parties shall use their respective commercially reasonable efforts and cooperate with each other to obtain from the current holder (the “Mortgage Holder”) of the Existing Mortgage approval of Buyer’s assumption of the Existing Mortgage at Closing and a full release (the “Mortgage Release”) of Seller as of the Closing Date from all obligations under the Existing Mortgage arising from and after Closing (the “Released Mortgage Obligations”), including by cooperating with the Mortgage Holder’s requests for due diligence information and legal opinions, to the extent reasonable and customary. Notwithstanding anything in this Agreement to the contrary, from and after the Effective Date, Buyer shall be permitted to discuss the assumption of the Existing Mortgage and the Mortgage Release directly with the Mortgage Holder. Buyer shall contact the Mortgage Holder regarding, and apply for approval of, the assumption of the Existing Mortgage no later than ten (10) business days after the Effective Date. Seller shall receive a credit to the Purchase Price for any loan reserve balances held by the Mortgage Holder and related to the Existing Mortgage. Buyer and Seller shall equally share the cost of the fees, costs and expenses charged by the Existing Mortgage holder which are related to the assumption of the Existing Mortgage and the Mortgage Release, including all assumption fees and costs charged by the Mortgage Holder, but specifically excluding the fees and expenses of Seller’s and Buyer’s counsel and other advisors, which fees and expenses shall be the sole responsibility of Seller or Buyer respectively. The immediately prior sentence shall survive termination of this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT TO THE
OBLIGATION OF BUYER TO CLOSE

Buyer’s obligation to close pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, unless waived by Buyer in writing:

7.1         Accuracy of Representations and Warranties; Closing Certificate. Except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer, each of the representations and warranties made by Seller in this Agreement or in any certificate delivered pursuant to Section 9.2 that is qualified as to knowledge or materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made or given on and as of the Closing, and each of such representations and warranties that is not qualified as to knowledge or materiality shall be true and correct when made and shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made or given on and as of the Closing. For purposes of determining whether the representations and warranties made by the Seller pursuant to this Agreement are true and correct at and as of the Closing, the Schedules and Exhibits shall be deemed to include only that information contained therein on the date such Schedules and Exhibits are acknowledged pursuant to Section 12.13 and, and shall be deemed to exclude any information disclosed to Buyer pursuant to Section 6.2 or otherwise.

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7.2         Performance of Agreement. Seller and its Affiliates shall have performed in all material respects all of their covenants, agreements and obligations required by this Agreement to be performed or complied with by them prior to or upon the Closing.

7.3         No Material and Adverse Change. No change or development shall have occurred which has or is likely to materially and adversely affect the Property, its use or its value.

7.4         [Reserved.]

7.5         [Reserved.]

7.6         Title Insurance and Survey.

(a)          In the event (x) the Agreed Upon Title Defects specified are not cured on or before the Closing, (y) a Required Cure Item is not cured on or before the Closing, or (z) if Seller does not timely notify Buyer that Seller will remove Title Defects within the ten (10) days as specified above (in which case Buyer shall make its election pursuant to this subsection (a) prior to five (5) days following the date of such Title Notice), Buyer shall have the option to:

(i)	accept Seller’s interest in the Real Property subject to such Title Defect(s) or Required Cure Item(s), in which event such Title Defect(s) or Required Cure Item(s) shall become part of the Permitted Exceptions, and to close the transaction contemplated hereby in accordance with the terms of this Agreement;

(ii)	pay any amount necessary, not to exceed $200,000, to cure the Agreed Upon Title Defect or Required Cure Item(s) and deduct such amount from the Purchase Price; or

(iii)	by giving Seller written notice of Buyer’s election, terminate this Agreement and receive a refund of the Earnest Money Deposit, in which event no party shall have any further rights or obligations to the other hereunder, except for such rights and obligations that, by the express terms hereof, survive any termination of this Agreement. If Buyer elects to proceed with the Closing without giving notice of its election of this option (ii), it will be deemed to have accepted such Title Defect(s) or Required Cure Item(s)as Permitted Exceptions.

Notwithstanding the foregoing, nothing contained in section shall limit the right of the Buyer to pursue any and all remedies provided in Section 11.2 of this Agreement as a result of Seller’s default.

(b)          Notwithstanding anything in this Agreement to the contrary, Seller covenants and agrees that at or prior to Closing, Seller shall (i) pay or cause to be paid in full and cause to be canceled and discharged or otherwise bond and discharge as liens against the Property all mechanics’, materialmen’s, repairmen’s, contractors’ or other similar Liens which encumber the Property as of the Effective Date created by, through or under Seller or which may be filed against the Property after the Effective Date created by, through or under Seller and on or prior to the Closing Date (ii) pay or cause to be paid in full all past due ad valorem taxes and assessments of any kind constituting a lien against the Property which are due and payable, and (iii) for the Existing Mortgage, pay or cause to be paid in full, or cause to be canceled and discharged all security deeds or other security instruments encumbering the property and created by or through Seller, except to the extent Buyer otherwise assumes any of the obligations secured by such instruments, and all judgments which have attached to and become a lien against the Property by, through or under Seller. In the event Seller fails to cause such liens and encumbrances to be paid and canceled at or prior to Closing, Buyer shall be entitled to pay such amount to the holder thereof as may be required to pay and cancel same, and to credit the amount so paid against the Purchase Price allocated to the Buyer pursuant to Section 2.3 hereof.

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(c)          At Closing, the Title Insurer shall be prepared to issue a title insurance policy in accordance with the Title Commitment, with all endorsements reasonably required by Buyer and with coverage over any “gap” period.

7.7         Reserved

7.8         Delivery of Closing Documents. Seller shall have delivered or caused to be delivered to Buyer on the Closing each of the Documents required to be delivered pursuant to Section 9.2.

7.9         Licenses.

(a)          To the extent necessary and permitted or required by Applicable Laws, Seller shall have completed the transfer and assignment of all the Licenses listed on Exhibit D to the Post-Closing Licensee at or prior to the Closing. To the extent that any such Licenses are not transferable or assignable by Seller, the Post-Closing Licensee shall have obtained, at the Buyer’s sole cost and expense, in the Post-Closing Licensee’s own name, the Licenses, and Seller shall, and shall cause Existing Manager to, reasonably cooperate with the Post-Closing Licensee in obtaining such Licenses at or prior to Closing. The Post-Closing Licensee shall submit all necessary License applications within ten (10) business days after the Effective Date and shall thereafter diligently pursue all required Licenses. If any Licenses cannot be obtained by the Post-Closing Licensee at or prior to the Closing Date, Buyer shall have the right to extend the Closing as provided for in Section 11.2(a) for a period of ninety (90) days.

(b)          In the event the regulatory authorities (i) assert that there are violations and require repairs or alterations to be made to cure such violations which are, in the aggregate, greater than $5,000.00, or (ii) assess fines as a result of operational issues and require such fines to be paid prior to issuing Licenses to the Post-Closing Licensee or prior to confirming to Buyer that the Licenses are in place, no material violations exist, and the Property is in good standing, the Seller’s performance of all such required repairs and alterations at Seller’s expense and payment of any and all such fines by Seller shall be a condition to Buyer’s Closing. If any operational changes are required by such regulatory authorities as a condition to issuing Licenses, Seller’s implementing such action at Seller’s expense shall be a material obligation and condition to Closing. If Seller fails to take such foregoing actions, Buyer shall have the remedy available under Section 11.2(a).

(c)          If any of the Licenses cannot be obtained by the Post-Closing Licensee at or prior to the Closing, alternative arrangements that are reasonably satisfactory to Buyer, Seller, and Tenant shall have been implemented to assure that the Post-Closing Licensee shall, to the extent permitted by Applicable Laws, rules and regulations, have the benefit of such Licenses, and Seller and the Post-Closing Licensee shall cooperate and use their respective commercially reasonable efforts to obtain the Licenses for the Post-Closing Licensee or to complete the transfer and assignment of the Licenses by Seller, whichever is applicable, as contemplated in the foregoing sentences promptly after the Closing. For example, but not by way of limitation, in the event the required Licenses have not been transferred, issued or re-issued as of the Closing with respect to the Property, as required by Applicable Law and regulations, Seller, Tenant and the Buyer shall enter into a sublease (the “Transition Period Sublease”), on terms and conditions mutually acceptable to the parties thereto in the form substantially to that attached hereto as Exhibit L, so that the Property may continue to be operated on and after the Closing pending the transfer, issuance or re-issuance of such required Licenses. This subsection shall survive the Closing until the earlier to occur of (i) the issuance of the Licenses to Buyer or Tenant, or (ii) the termination of the Transition Period Sublease, if any.

(d)          Sections 7.9(a) and (b) shall survive Closing.

7.10       Termination of Existing Leases & Management Agreements Buyer shall have received evidence from Seller, satisfactory to Buyer in its sole discretion, that the lease agreement entered into between Seller and any master tenant, and the management agreement between Seller and Existing Manager have been terminated without fee or cost to Buyer.

7.11       Governmental Approvals. Seller shall have obtained all authorizations, consents, orders, or approvals of, shall have made all declarations or filings with, and shall have allowed the expiration of waiting periods imposed by, any governmental agencies necessary for the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, this Section 7.11 shall not apply to the acquisition of any of the Licenses set forth in Exhibit D.

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7.12         Third-Party Consents. Seller shall have obtained the consents to assignment, waivers and similar instruments described on Schedule 7.12 hereto, which schedule shall be agreed upon and completed by the parties prior to the expiration of the Due Diligence Period.

7.13         Loan Assumption Approval. Buyer shall have obtained approval for assumption of the Existing Mortgage on terms that are reasonably acceptable to Buyer which are, in the aggregate, substantially similar to the current terms of the Existing Mortgage, other than interest rates, which shall reflect current market rates and Buyer’s credit profile and which shall include the Mortgage Release.

7.14         Management Agreement. On or before the Closing Date, Buyer and Existing Manager shall have entered into an agreement (the “Management Agreement”) for the continued management of the Property by Existing Manager in substantially the form attached hereto as Exhibit M.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE
OBLIGATION OF SELLER TO CLOSE

The obligation of the Seller to close pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, unless waived by Seller in writing:

8.1         Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Effective Date and as of the Closing with the same effect as though made at such time, except for changes that are not materially adverse to Seller.

8.2         Performance of Agreements. Buyer shall have performed in all material respects all of its covenants, agreements, and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing.

8.3         Delivery of Closing Documents. Buyer shall have delivered or caused to be delivered to Seller on the Closing each of the Documents required to be delivered pursuant to Section 9.3.

8.4         Mortgage Release. The Mortgage Holder shall have agreed to the Mortgage Release on terms that are reasonably acceptable to Sellers.

ARTICLE IX
CLOSING

9.1         Closing Date and Place. The Closing shall take place on the date which is the later of i) forty-five (45) days following the expiration of the Due Diligence Period, ii) the completion of the transfer of the Licenses, or (iii) March 31, 2015; provided, however, that if Buyer, using commercially reasonable efforts, has not obtained approval for assumption of the Existing Mortgage by March 31, 2015, Buyer may extend the Closing Date to a date which is no later than May 30, 2015 by delivering notice to Seller of Buyer’s intent to extend the Closing Date, and an additional Earnest Money Deposit of $150,000.00 to the Escrow Agent, which additional deposit shall be handled in the manner set forth in Section 2.4 (the “Closing Date”). The Closing shall be accomplished by the Buyer and Seller depositing the Closing Documents into escrow with the Title Insurer and Buyer and Seller issuing their respective instructions to the Title Insurer without the need for attending in person unless the parties mutually agree otherwise.

9.2         Deliveries of Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following, in each case in form and substance reasonably satisfactory to Buyer:

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(a)          A governmental certificate, dated as of a date as near as practicable to the Closing, showing that Seller (i) is duly organized and in good standing in the state of organization of Seller, and (ii) is qualified to do business in the state in which the Property is located.

(b)          A certificate of the secretary (or the equivalent thereto if none) of Seller attesting as to the incumbency of each manager, officer, and authorized representative of Seller who executes this Agreement and any of the other Documents, certifying that resolutions and consents necessary for Seller to act in accordance with the terms of this Agreement have been adopted or obtained (with copies thereof attached) and to similar customary matters.

(c)          A warranty deed customary in the State of Ohio and a bill of sale (with general warranty of title) and other instruments of transfer and conveyance transferring the Property held or owned by Seller (or Seller’s Affiliates) to Buyer free of all Liens other than the Permitted Exceptions and Permitted Liens.

(d)          A certificate of non-foreign status under Section 1445 of the Code, complying with the requirements of the Income Tax Regulations promulgated pursuant to such Section.

(e)          A certificate that the conditions specified in Sections 7.1 and 7.2 are satisfied as of the Closing.

(f)          A true, correct and complete Rent Roll for the Property certified by Seller listing each resident as of the Closing, the unit, bed or room number of such resident, the amount of monthly fees to be paid by such resident, the amount of security deposit, the date of the Resident Agreement, and the expiration date of such Resident Agreement.

(g)          Assignments of the Property Agreements and Licenses from Seller, duly executed by Seller.

(h)          All third-party consents described in Section 7.12.

(i)          A Transition Period Sublease, if applicable, duly executed by Seller.

(j)          The Guaranty, duly executed by Michael Wojno, Randy Theken and Philip Maynard, in the form attached hereto as Exhibit J.

(k)          The Intellectual Property License, duly executed by Seller in the form attached hereto as Exhibit N.

(l)          Any historical financials and any representation from Seller related to matters related thereto (including, without limitation a representation that such audited financials have been prepared in a way that accurately depicts the financial condition of the company) required to allow the Buyer to comply with any reporting, discloser, or filing requirements imposed upon the Buyer by the Securities and Exchange Commission with respect to the transactions contemplated by this Agreement. Additionally, Seller shall provide Buyer, but without expense to Seller, with (a) an audit letter in substantially the form as EXHIBIT I attached hereto and made a part hereof, and (b) copies of, or access to, such factual information as may be reasonably requested by Buyer or its designated accountants, and in the possession or control of Seller, to enable Buyer to file any filings required by the SEC in connection with the purchase of the Property.

(m)          Such additional information, materials, affidavits and certificates as Buyer shall reasonably request to evidence the satisfaction of the conditions to Seller’s obligations hereunder, including without limitation, evidence that all consents and approvals required as a condition to Buyer’s obligation to close hereunder have been obtained, title affidavits, such affidavits and indemnities as the Title Insurer may reasonably require to issue the Title Insurance policies, the gap coverage and all endorsements and any other documents expressly required by this Agreement to be delivered by Seller at Closing, or as may be reasonably required by the Title Insurer.

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9.3         Deliveries of Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following, in each case in form and substance reasonably satisfactory to Seller:

(a)          The Purchase Price in accordance with Section 2.3, subject to the adjustments under Section 2.5.

(b)          A certificate that the conditions specified in Sections 8.1 and 8.2. are satisfied as of the Closing.

(c)          An agreement by Buyer assuming the Assumed Obligations.

(d)          The Intellectual Property License, duly executed by Buyer in the form attached hereto as Exhibit N.

(e)          A governmental certificate, dated as of a date as near as practicable to the Closing, showing that Buyer is (i) duly organized and in good standing in the state of its formation, and (ii) is qualified to do business in the state where the Property is located.

(f)          A certificate of the secretary (or the equivalent thereto if none) of Buyer attesting as to the incumbency of each officer or authorized representative of Buyer who executes this Agreement and/or any of the other Documents, certifying that resolutions and consents necessary for Buyer to act in accordance with the terms of this Agreement have been adopted or obtained (with copies thereof attached) and to similar customary matters.

(g)          Such additional information and materials as Seller shall have reasonably requested to evidence the satisfaction of the conditions to its obligations hereunder.

9.4         Closing Costs.

a.	Buyer shall pay all costs and fees associated with its studies and inspections related to its due diligence review and pursuit of its approvals, including survey costs, except such third party reports expressly provided by Seller to Buyer.

b.	Seller shall pay or Buyer shall be credited for an amount equal to all unpaid real property taxes and assessments relating to the period prior to the Closing Date. Buyer shall pay all real property taxes for the period commencing on the Closing Date.

c.	Buyer and Seller shall each pay (i) their respective attorneys’ fees and expenses (ii) broker fees and commissions engaged by such party, respectively, and (iii) except as set forth below, due diligence costs.

d.	Seller shall pay for the cost of the title search and title examination.

e.	Seller and Buyer shall each pay one half (1/2) of the premium for title insurance.

f.	Buyer shall pay the costs for any endorsements or special exceptions to the title policy.

g.	Any other costs of transfer, conveyance, intangible, and documentary stamp taxes (collectively, the “Transaction Costs”) shall be allocated between Seller and Buyer and paid in accordance with customary closing cost allocations in the County and State where the Property is located.

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ARTICLE X
INDEMNIFICATION

10.1       General. The rights to indemnification set forth in this ARTICLE X and the other rights described in this Agreement shall be in addition to all other rights to monetary damages that any party (or the party’s successors or permitted assigns) would otherwise have by Applicable Law in connection with the transactions contemplated by this Agreement or any other Document; provided, however, that neither party shall have the right to be compensated more than once for the same monetary damage.

10.2       Indemnification by Seller. From and after Closing, Seller shall indemnify, defend, and hold harmless Buyer, Tenant and each of their officers, directors, employees, agents, representatives, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any of the following:

(a)          Any breach by Seller of any of its representations, warranties, covenants or agreements in this Agreement or any other Document; and

(b)          The ownership, operation or control of the Property prior to the Closing, including without limitation, any and all liabilities which relate to events occurring prior to the Closing, regardless of when they are asserted or whether such was disclosed to Buyer and regardless of whether such was a breach of any representation, warranty, or covenant by Seller, except for (i) Assumed Obligations, and (ii) obligations, indebtedness or liabilities to the extent of any Adjustment Amount credited to the Buyer.

(c)          Claims by any other party claiming to have represented Seller as broker or agent in connection with the transactions contemplated by this Agreement.

10.3       Indemnification by Buyer. From and after Closing, Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents, representatives, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to any Loss relating to, arising out of or resulting from any of the following:

(a)          Any material breach by Buyer of any of its representations, warranties, covenants or agreements in this Agreement or any other Document; and

(b)          The ownership, operation or control of the Property after the Closing, including the Assumed Obligations, but excluding any obligations, indebtedness or liabilities to the extent of any Adjustment Amount credited to Seller.

(c)          Claims by any other party claiming to have represented Buyer as broker or agent in connection with the transactions contemplated by this Agreement.

10.4       Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Section 10.2 and Section 10.3, the following procedure shall apply:

(a)          Whenever a claim shall arise for indemnification under this ARTICLE X, the party entitled to indemnification (the “Indemnified Party”) shall give a reasonably prompt written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

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(b)          In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party, provided that no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld. If, however, (x) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (y) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of clause (x), the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party. In the case of clause (y), the Indemnifying Party shall pay all costs of defense of both itself and the actual, reasonable, out-of-pocket costs of the Indemnified Party.

(c)          If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement from the Indemnifying Party of reasonable defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this ARTICLE X.

(d)          Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual Loss or prejudice as a result of such failure or delay. Notwithstanding anything to the contrary contained herein, the parties agree that no indemnification right or obligation shall apply to the extent any such Loss or expense is paid to an Indemnified Party by an insurance company.

(e)          The right to pursue indemnification as set forth in Sections 10.2(a) and 10.3(a) shall survive the Closing hereunder for a period of eighteen (18) months following the Closing, and the right to pursue indemnification as set forth in all other Sections of this ARTICLE X shall survive the Closing hereunder indefinitely.

(f)          Notwithstanding anything to the contrary in this Agreement, the right to pursue indemnification as set forth in this ARTICLE X shall be actionable or payable only if valid claims for Losses, if any, collectively aggregate more than TWENTY FIVE THOUSAND and No/100 U.S. Dollars ($25,000.00 (the “Floor”), provided, however, that the foregoing limitation shall not apply in the case of fraud on the part of Buyer, Seller or any of their respective Affiliates, or to any claims arising under Section 10.2(b) or Section 10.3(b) (none of which shall be limited in any manner whatsoever). In addition, Buyer agrees to concurrently seek recovery against Seller, under any insurance policies, the Title Policy and other applicable agreements, and Seller shall not be liable to Buyer to the extent Buyer’s claim is actually satisfied from any sums recovered from such insurance policies, Title Policy or other applicable agreements. FINALLY, IN NO EVENT SHALL EITHER PARTY EVER BE LIABLE FOR ANY CONSEQUENTIAL OR PUNITIVE DAMAGES OTHER THAN IN THE EVENT OF FRAUD.

10.5         Guaranty. In order to secure the indemnities provided by Seller and other obligations of Seller provided for herein, at Closing, Michael Wojno, Randy Theken and Philip Maynard agree to provide a personal, joint and several, guaranty to Buyer in the cumulative amount of Five Hundred Thousand Dollars ($500,000) (the “Guaranty”) for a period of eighteen (18) months from the Closing in the form attached as Exhibit J to this Agreement.

ARTICLE XI
DEFAULT AND TERMINATION

11.1         Right of Termination. This Agreement may be terminated prior to Closing as follows:

(a)          By Buyer, in its sole and absolute discretion, at any time during the Due Diligence Period for any reason or for no reason whatsoever; or

(b)          By written agreement of Seller and Buyer; or

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(c)          By Buyer if, as of the Closing or such earlier date as specified in this Agreement, all conditions in ARTICLE VII have not been met, or as specifically provided for in Sections 6.2, 7.6, 11.2(a)(i), 12.16, and 12.17; provided, however, that nothing contained in this Section 11.1(c) shall limit Seller’s rights pursuant to 11.2 below;

(d)          By Seller if, as of Closing or such earlier date as specified in this Agreement, all conditions in ARTICLE VII have been met but the conditions in ARTICLE VIII have not been met and Buyer defaults on its obligation to close this transaction; provided, however, that nothing contained in this Section 11.1(d) shall limit Seller’s rights pursuant to 11.2 below; or

(e)          By Seller or Buyer if a court of competent jurisdiction or other governmental agency shall have issued an order, decree, or ruling or taken any other action (which order, decree, or ruling the parties hereto shall use their diligent efforts to lift), in each case permanently retraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, or otherwise determining that the consummation of such transactions would be unlawful, and such order, decree or ruling shall have become final and nonappealable.

(f)          By Buyer if Buyer obtains Knowledge of any matter that causes any representation or warranty of the Seller contained herein to be untrue or inaccurate in any material respect.

(g)          By Seller, if Closing has not occurred prior to March 31, 2015, Buyer has not delivered a notice to Seller of its intention to extend the Closing Date as set forth in Section 9.1, and such failure to close is not due to any default of Sellers;

(h)          In the event this Agreement is terminated pursuant to this Section 11.1 or pursuant to any other express provision of this Agreement for any reason other than a default by the Seller or Buyer hereunder, then (i) this Agreement shall be of no further force or effect as of the date of delivery of such written notice of termination, (ii) the Buyer and Seller shall equally share the cancellation charges, if any, of the Escrow Agent and Title Insurer, (iii) no party shall have any further rights or obligations hereunder other than pursuant to any provision hereof which expressly survives the termination of this Agreement, and (iv) all Escrowed Funds shall be released to the party entitled to the same in accordance with Section 2.4 hereof.

11.2       Remedies upon Default.

(a)          If Seller defaults on any of Seller’s obligations hereunder, and such default continues for ten (10) days after written notice thereof specifying such default, Buyer may serve notice in writing to the Seller in the manner provided in this Agreement, and either:

(i)	If specific performance is unavailable, terminate this Agreement, receive a refund of the Earnest Money Deposit and receive from Seller reimbursement of all actual and reasonable third-party, out-of-pocket expenses and due diligence costs incurred by Buyer in pursuing the transactions contemplated by this Agreement, and pursue all legal remedies available at law against Seller for Buyer’s actual damages arising from Seller’s default hereunder; or

(ii)	Waive any such conditions, title objections or defaults and consummate the transaction contemplated by this Agreement in the same manner as if there had been no title objections, conditions or defaults without any reduction in the Purchase Price and without any further claim against the Seller therefor and, if necessary, pursue an action for specific performance.

(b)          If Buyer defaults on its obligation to close this transaction, Seller’s exclusive remedy shall be to terminate this Agreement and receive the Earnest Money Deposit as liquidated damages.

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11.3         Specific Performance. Seller specifically agrees that Buyer shall be entitled, in the event of a default by Seller, to enforcement of this Agreement by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement. If Buyer pursues an action for specific performance and prevails, Buyer shall not be entitled to any monetary damages, except as set forth in Section 12.14.

11.4         Obligations Upon Termination. Except as otherwise provided herein, if this Agreement is terminated, each of the parties shall bear its own costs incurred in connection with the transactions contemplated by this Agreement. .

11.5         Termination Notice. Each notice given by a party to terminate this Agreement shall specify the Subsection of ARTICLE XI pursuant to which such notice is given. If at the time a party gives a termination notice, such party is entitled to give such notice pursuant to more than one Subsection of ARTICLE XI, the Subsection pursuant to which such notice is given and termination is effected shall be deemed to be the section specified in such notice provided that the party giving such notice is at such time entitled to terminate this Agreement pursuant to the specified section.

11.6         Sole and Exclusive Remedy. Seller and Buyer each acknowledge and agree that prior to the Closing, such party’s sole and exclusive remedy with respect to any and all claims made prior to the Closing for any breach or liability under this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated hereby shall be solely in accordance with, and limited to, Sections 2.4, 11.1, 11.2 and 11.3. The foregoing shall in no manner limit the rights and obligations of the parties provided in ARTICLE X from and after the Closing. In addition, in no event shall the provisions of this ARTICLE XI limit the non-prevailing party’s obligation to pay the prevailing party’s attorneys’ fees and costs pursuant to Section 12.14 hereof.

ARTICLE XII
MISCELLANEOUS

12.1         Further Actions. From time to time before, at and after the Closing, each party will execute and deliver such other documents as reasonably requested by the Buyer, Seller or Escrow Agent to consummate the transactions contemplated hereby.

12.2         Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by facsimile (with written confirmation of receipt), by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

If to Seller, to:	Michael G. Wojno
450 Grant Street, Suite 220
Akron, Ohio 44311
Telephone: (330) 697-0853
Facsimile: (330) 237-0080
E-mail: mike.wojno@wojnodevelopment.com

with copies to:	Mark E. Krohn, Esq.
Brouse McDowell
388 South Main Street, Suite 500
Akron, Ohio 44311
Telephone:(330) 697-6581
Facsimile: (330) 253-8601
E-mail: mkrohn@brouse.com

(a) If to Buyer, to:	Gables of KentRidge, LLC
Attn: John Mark Ramsey
Attn: Spencer Smith
189 S. Orange Ave., Suite 1700
Orlando, Florida 32801
Telephone: 407-999-2426
Fax: (407) 999-5210

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and:	Michael A. Okaty, Esq.
Foley & Lardner LLP
111 N. Orange Avenue, Suite 1800
Orlando, FL 32801
Telephone: 407-423-7656
Fax: 407-648-1743
E-mail: mokaty@foley.com

or such other address as a party may from time to time notify the other parties in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so sent by facsimile, upon receipt as evidenced by the sender’s written confirmation of receipt, (ii) if so mailed, as of the date delivered, and (iii) if so delivered by courier, on the date received, except that whenever under this Agreement a notice is either received on a day which is not a business day or is required to be delivered on or before a specific day which is not a business day, the day of receipt or required delivery shall automatically be extended to the next business day.

12.3         Entire Agreement. This Agreement and the other Documents constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings, or arrangements between the parties hereto with respect to the subject matter hereof.

12.4         Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and any Indemnified Party and their respective successors or permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

12.5         Assignment. This Agreement may not be assigned by any party prior to Closing without the written consent of the Buyer and Seller, which consent may be given or withheld in each such party’s sole and absolute discretion, except that Buyer may assign this Agreement and its rights hereunder without the consent of Seller (i) to an Affiliate of Buyer, (ii) to a partnership in which Buyer or any Affiliate of Buyer is a general partner, (iii) a limited liability company in which Buyer or any Affiliate of Buyer is a manager or managing member or (iv) any other lawful entity entitled to do business in the state in which the Property is located provided such entity is controlled by, controlling or under the common control with Buyer or any Affiliate of Buyer (each, a “Permitted Buyer-Assignee”). In the event of such an assignment to a Permitted Buyer-Assignee, Buyer shall not be released from any of its duties, covenants, obligations or representations and warranties under this Agreement and, from and after any such assignment, Buyer and such Permitted Buyer-Assignee shall be jointly and severally liable under this Agreement, and from and after any such assignment, the term “Buyer” shall be deemed to mean such Permitted Buyer-Assignee under any such assignment.

12.6         Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the state in which the Real Property is located without regard to its principles of conflicts of laws. Venue for any dispute shall be in Portage County, Ohio.

12.7         Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged, or terminated orally, except by an instrument in writing signed by: (i) Buyer and Seller with respect to any provision contained herein; and (ii) Buyer, Seller, and Escrow Agent with respect to Section 2.6 hereof. Any waiver shall be effective only in accordance with its express terms and conditions.

12.8         Joint and Several. If there is more than one Seller hereunder, Seller shall be jointly and severally liable with the other Seller for performing all obligations of Seller under this Agreement.

12.9         Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the parties hereto hereby waive any provision of Applicable Law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

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12.10         Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

12.11         Counterparts. This Agreement may be executed and accepted in one or more counterparts for the convenience of the parties, each of which will be deemed an original and all of which, taken together, shall constitute one and the same instrument. Delivery of a counterpart hereof via facsimile transmission or by electronic mail transmission shall be as effective as delivery of a manually executed counterpart hereof.

12.12         References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

12.13         Schedules and Exhibits. Each Schedule and Exhibit referred to in this Agreement shall be deemed to be attached hereto and incorporated by reference even though it may be maintained separately from this Agreement or completed after the Effective Date so long as it is acknowledged as a Schedule or an Exhibit to this Agreement by the parties hereto as of Closing. Any item disclosed hereunder (including in the Schedules and Exhibits hereto) shall be deemed disclosed for all purposes hereof irrespective of the specific representation or warranty to which it is explicitly referenced. The Schedules and Exhibits shall be prepared by Seller and mutually agreed to by the parties within five (5) business days after the Effective Date. The parties agree to cooperate and act in good faith during the preparation of such documents.

12.14         Attorneys’ and Expert Witness Fees. In the event either party brings an action to enforce or interpret any of the provisions of this Agreement, the “prevailing party” in such action shall, in addition to any other recovery, be entitled to its costs, fees and expenses incurred in the dispute, including but not limited to reasonable attorneys’ and expert witness. For purposes of this Section 12.14, “prevailing party” shall mean, in the case of a person asserting a claim, such person is successful in obtaining substantially all of the relief sought, and in the case of a person defending against or responding to a claim, such person is successful in denying substantially all of the relief sought.

12.15         Reserved.

12.16         Casualty. The risk of any loss or damage to the Property by fire or other casualty before the Closing shall continue to be borne by Seller. Seller shall promptly give Buyer written notice of any fire or other casualty (in any event within five (5) days after Seller first has Knowledge of the occurrence of same), which notice shall include a description thereof in reasonable detail and an estimate of the cost of time to repair. If (i) any portion of the Property is damaged by fire or casualty after the Effective Date and is not repaired and restored substantially to its original condition prior to Closing, or (ii) at the time of Closing the estimated cost of repairs as to the Property is ONE HUNDRED THOUSAND U.S. DOLLARS ($100,000.00) or less, as determined by an independent adjuster selected by Seller, Buyer shall be required to purchase the Property in accordance with this Agreement, and Buyer shall, at Buyer’s option, either: (x) receive a credit at Closing of the estimated cost or repairs to the Property, as determined by the aforesaid independent adjuster, plus any reasonably estimated lost revenue following Closing arising from such fire or casualty; or (y) receive from Seller at Closing (I) an assignment, without representation or warranty by or recourse against Seller, of all insurance claims and proceeds with respect thereto, plus (II) an amount equal to Seller’s insurance deductible, plus (III) a credit for the amount of any reasonably estimated lost revenue following Closing arising from such fire or casualty. If the estimated cost of repairing such damage to the Property is more than ONE HUNDRED THOUSAND U.S. DOLLARS ($100,000.00), as determined by such independent adjuster, Buyer may, at its sole option: (x) terminate this Agreement by notice to Seller on or before the earlier of the Closing or the tenth (10th) day after receipt of such notice described above, in which event no party shall have any further liability to the party under this Agreement; or (y) proceed to Closing as provided in this Section 12.16. In no event shall the amount of insurance proceeds assigned to Buyer under this subparagraph (plus the amount of the deductible) exceed the lesser of (i) the cost of repair or (ii) the Purchase Price. The parties’ obligations, if any, under this Section 12.16 shall survive the expiration or any termination of this Agreement.

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12.17         Condemnation. The risk of any loss or damage to the Property by condemnation before the Closing shall continue to be borne by Seller. In the event any condemnation proceeding is commenced or threatened, Seller shall promptly give Buyer written notice thereof (in any event within five (5) days after Seller first has Knowledge of the occurrence of same), together with such reasonable details with respect thereto as to which Seller may have Knowledge. If, prior to Closing, there is a material taking by eminent domain at the Property, this Agreement shall become null and void at Buyer’s option, and upon receipt by Seller of the written notice of an election by Buyer to treat this Agreement as null and void, this Agreement shall be deemed null and void. If Buyer elects to proceed and to consummate the purchase despite said material taking, or if there is less than a material taking prior to Closing, there shall be no reduction in or abatement of the Purchase Price and Buyer shall be required to purchase the Property in accordance with the terms of this Agreement, and Seller shall assign to Buyer, without representation of warranty by or recourse against Seller, all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceeding (in which event Buyer shall have the right to participate in the adjustment and settlement of any insurance claim relating to said damage). For the purpose of this Section 12.17, the term “material” shall mean any taking of in excess of five percent (5%) of the square footage of the Property or ten percent (10%) of the Real Property associated with the Property. The parties’ obligations, if any, under this Section 12.17 shall survive the expiration or any termination of this Agreement.

12.18         Limited Liability. Except as it relates to the Guaranty, no past, present, or future member, partner, shareholder, director, officer of employee of any party to this Agreement shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or Document contemplated hereby or in connection with the transactions contemplated by this Agreement or any such other agreement.

12.19         Non-controlled Affiliates. Notwithstanding anything to the contrary provided elsewhere in this Agreement, none of the provisions of this Agreement shall in any way limit the activities of Affiliates of Buyer that are not under Buyer’s control (“Non-controlled Affiliates”), including, without limitation, Sentinel RE Investment Holdings LP (“Sentinel”) or any other Affiliates of Sentinel, KKR & Co., L.P. or KKR Financial Holdings, LLC, or the respective directors, officers, employees, equity-holders, managers, members, general or limited partners, advisors, agents or other representatives of such Non-controlled Affiliates. For purposes of this Section 12.18, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity or enterprise, whether through the ownership of voting securities, through other voting rights, by contract or otherwise.

12.20         Survival of Defined Terms. Where this Agreement provides that a term or provision shall survive the Closing or the expiration or earlier termination of this Agreement, any defined terms contained in ARTICLE I that are used in such surviving term or provision shall also survive.

12.21         Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

12.22         No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of the Buyer, Seller, and Escrow Agent only and are not for the benefit of any third party; and, accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

12.23         WAIVER OF JURY TRIAL. EACH PARTY HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR ANY OTHER DOCUMENT RELATED TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. ANY PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH PARTY HERETO.

29

(The remainder of this page is intentionally left blank.)

30

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the Effective Date.

BUYER:		SELLER:

Gables of Kentridge, LLC		KENTRIDGE AT GOLDEN POND, LTD
a Delaware limited liability company
		By:	/s/ Philip H. Maynard
By:	/s/ John Mark Ramsey	Name:	Philip H. Maynard
Name:	John Mark Ramsey	Title:	Authorized Representative
Title:	Authorized Signatory
GREAT KENT, LLC, an Ohio limited liability company

		By:	/s/ Philip H. Maynard
		Name:	Philip H. Maynard
		Title:	Authorized Representative

ESCROW AGENT:

STEWART TITLE GUARANTY COMPANY

		By:	/s/ Joseph P. Sullivan
		Name:	Joseph P. Sullivan
		Title:	Underwriting Counsel

Schedule 2.1(a)

Excluded Real Property

None.

Schedule 2.2(a)

Existing Mortgage

The term, “Existing Mortgage” is defined as follows: The loan (the “Loan”) evidenced by Promissory Note dated as of April 1, 2014 in the original principal amount of $9,172,500.00 given by Great-Kent, LLC (“Seller”) to Love Funding Corporation (“Lender”) as secured by Mortgage given by Seller to Lender dated as of April 1, 2014 recorded with the Portage County Recorder’s Office as 201405448. The Loan is insured by the U. S. Department of Housing and Urban Development (“HUD”) pursuant to the National Housing Act, as amended, is subject to such contractual and other requirements imposed by HUD and the Lender in connection with all documents executed and delivered by Seller in connection with the closing of the Loan, including, but not limited to, a certain Regulatory Agreement for Multifamily Housing Projects executed by Seller, as well as all statutes, rules and regulations with regard to HUD insured loans such as the Loan. Reference is hereby made to the closing binder with regard to the Loan, which has been produced to Buyer.

Schedule 2.2(c)

Assumed Obligations

1. That certain Beauty Salon Contract with Bonita J. Fish, dated January 1, 2012.

2. That certain Pharmacy Distributor with Omnicare Pharmacy of Wadsworth, undated.

3. That certain Assisted Living Facility Service Agreement with Nutrition Consulting Services, Inc., dba Becky Dorner & Associates Consulting, dated April 16, 2014.

4. That certain Fire Systems Service Contract with Auto Tech Fire Systems, dated October 6, 2005.

5. That certain Retainer Agreement - Medical Directorwith William Mills, MD, dated January 1, 2010.

6. That certain Service Agreement with State Termite and Pest Control, dated September 9, 2005.

7. That certain Agreement for water delivery with Clearwater Systems, dated September 20, 2012.

8. That certain Preventative Maintenance Agreement with Crown Heating & Cooling, dated September 20, 2013.

9. Planned Equipment Maintenance Agreementwith Cummins Bridgeway, LLC, dated September 1, 2012.

10. That certain Waste Management agreement executed by Sandra Warner, undated.

11. That certain Steri-Safe Service Agreement with Stericycle dated January 1, 2009.

12. That certain Maintenance Service Agreement with Enviroscapes dated March 30, 2011.

13. That certain Agreement for Snow Plowing and Ice Control with Yard Groomers Inc. dba U.S. Lawns of Akron, dated October 29, 2012.

Schedule 2.3
Purchase Price Allocation

Facility	Real Property	Personal Property	Other Assets	Total
The Gables of KentRidge	$12,990,000	$690,000	$1,690,000	$15,370,000.00

Schedule 4.2
Consents of Third Parties

Existing Mortgage

That certain Assisted Living Facility Service Agreement by and between The Gables of Kent Ridge and Nutrition Consulting Services, Inc. dba Becky Dorner & Associates, Inc. dated April 16, 2014

That certain Vigil Software Maintenance Agreement by and between Kentridge at Golden Pond and Vigil Health Solutions, Inc. dated October 31, 2006

That certain Service agreement by and between Kent Ridge Assisted Living and Stericycle dated January, 2009

Schedule 4.5
Judgments

None.

Schedule 4.7
Seller’s Insurance

Separately attached.

Schedule 4.8
Litigation

None.

Schedule 4.14
Exceptions to Rent Roll

Separately attached.

Schedule 4.17
Condition of the Property

None.

Schedule 4.18
Independent Property

None.

Schedule 4.23
Exceptions to Seller Ownership

None.

Schedule 4.24
Title Encumbrances

None.

Schedule 4.27
Loans

None.

Schedule 4.29
Broker’s or Finder’s Fees

Schedule 7.12
Required Consents

Consent to the Assignment of the Existing Mortgage.

EXHIBIT A

Legal Description of the Property

Separately attached.

A-1

EXHIBIT B

List of Required Due Diligence Items

for the Property

Separately attached.

B-1

EXHIBIT C

List of Property Agreements

1. That certain Beauty Salon Contract with Bonita J. Fish, dated January 1, 2012.

2. That certain Pharmacy Distributor with Omnicare Pharmacy of Wadsworth, undated.

3. That certain Assisted Living Facility Service Agreement with Nutrition Consulting Services, Inc., dba Becky Dorner & Associates Consulting, dated April 16, 2014.

4. That certain Fire Systems Service Contract with Auto Tech Fire Systems, dated October 6, 2005.

5. That certain Retainer Agreement - Medical Directorwith William Mills, MD, dated January 1, 2010.

6. That certain Service Agreement with State Termite and Pest Control, dated September 9, 2005.

7. That certain Agreement for water delivery with Clearwater Systems, dated September 20, 2012.

8. That certain Preventative Maintenance Agreement with Crown Heating & Cooling, dated September 20, 2013.

9. Planned Equipment Maintenance Agreementwith Cummins Bridgeway, LLC, dated September 1, 2012.

10. That certain Waste Management agreement executed by Sandra Warner, undated.

11. That certain Steri-Safe Service Agreement with Stericycle dated January 1, 2009.

12. That certain Maintenance Service Agreement with Enviroscapes dated March 30, 2011.

13. That certain Agreement for Snow Plowing and Ice Control with Yard Groomers Inc. dba U.S. Lawns of Akron, dated October 29, 2012.

C-1

EXHIBIT D

List of Licenses Required for the Property

Separately attached.

D-1

EXHIBIT E

Financial Statements

1. That certain Balance Sheet for Inn at Golden Pond Limited dated December 31, 2012.

2. That certain Balance Sheet for Inn at Golden Pond Limited dated December 31, 2013.

3. That certain Balance Sheet for Kentridge at Golden Pond dated December 31, 2012.

4. That certain Balance Sheet for Kentridge at Golden Pond dated December 31, 2013.

5. That certain Balance Sheet for Kentridge at Golden Pond dated as of September 30, 2014.

6. That certain Profit & Loss Budget Performance Report for Kentridge at Golden Pond for the period from January 1, 2014 to September 30, 2014.

7. That certain A/R Aging Summary dated October 22, 2014.

8. That certain A/R Aging Detail dated October 22, 2014.

E-1

EXHIBIT F

Rent Roll

Separately attached.

F-1

EXHIBIT G

Form Resident Agreement

Separately attached.

F-1

EXHIBIT H

Outstanding Citations

None.

H-1

EXHIBIT I

Form of Audit Letter

Separately attached.

F-1

EXHIBIT J

Form of Guaranty

Separately attached.

F-1

EXHIBIT K

Intentionally Omitted

K-1

EXHIBIT L

Form of Transition Period Sublease

None.

L-1

EXHIBIT M

Form of Management Agreement

Separately attached.

M-1

EXHIBIT N

Intellectual Property License

Separately attached.

M-2